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                                   Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

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                                                          Second Quarter Ended                    Year-to-date Ended
(In thousands, except per share amounts)             Sept. 11, 1999      Sept. 12, 1998      Sept. 11, 1999     Sept. 12, 1998
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
Earnings per share - basic
  Income available to common shareholders                  $ 45,482            $ 39,900           $ 112,203           $ 91,698
  Weighted average shares outstanding                       122,483             120,753             120,853            120,645
  Earnings per share - basic                                   $.37                $.33                $.93               $.76


Earnings per share - diluted
   Income available to common shareholders                 $ 45,482            $ 39,900           $ 112,203           $ 91,698

  Weighted average shares outstanding                       122,483             120,753             120,853            120,645
  Dilutive impact of options outstanding                      1,199               1,425               1,164              1,514
                                                              -----               -----               -----              -----
  Weighted average shares and potential
    dilutive shares outstanding                             123,682             122,178             122,017            122,159
  Earnings per share - dilutive                                $.37                $.33                $.92               $.75
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


Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.